Exhibit 99.1

                CONTRACT FOR THE SALE AND PURCHASE OF STOCK


     THIS DAY the 12th Day of September 2002 this Agreement is entered into by and between MARC DUCHESNE hereinafter referred to as "Purchaser" and SUISSE ALLIANCE of Bahnhofstrasse 71/3F Zurich Switzerland hereinafter referred to as "Sellers," said Agreement to be on the terms and conditions and for the purposes hereinafter set forth, to-wit:

     1. For and in consideration of FOURTEEN THOUSAND FOUR HUNDRED Dollars ($0.02 PER SHARE) and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the undersigned Sellers do hereby convey unto Purchaser all of their right, title and interest in 720,000 shares of stock owned by them in Nationwide Capital Corporation "NCCN" held at ETRADE Securities.

Sellers do hereby covenant and agree to execute upon request any transfer, endorsement, assignment or order as may be required by Purchaser in order to transfer said stock on the books of transfer agent of Nationwide Capital Corporation "NCCN" from Sellers to Purchaser. Sellers represent and warrant that they are the sole beneficiaries of the shares and that they own 720,000 shares that are fully assignable, not subject to prior pledge and free and clear of all liens or encumbrances.

     2. Sellers do hereby agree to indemnify, defend and hold harmless Purchaser from any and all claims, liabilities, causes of action including but limited to any Federal, State securities agencies or demands made against the Purchaser arising out of any event occurring prior to the execution of this Contract.

     3. This Contract shall be binding upon and to the benefit of the heirs, administrators, executors and assigns of the parties hereto.

     4. This Agreement contains the entire agreement of the parties and there are no other understandings, Contracts or covenants between the parties not contained herein. This Contract may not be modified or amended except in writing in substantially the same form hereof.

     5. This Contract is this date entered into in duplicate original, either which may serve as the original. In the event of default in any of the terms and conditions in this Agreement, the defaulting party agrees to pay the reasonable attorney's fees and costs incurred in enforcing the terms of this Agreement.

   WITNESS THE SIGNATURES of the parties this the 12th day of September, 2002.


                              SELLERS

                              /s/ CARL VON WASSERMAN
                              __________________________________
                              CARL VON WASSERMAN



                              PURCHASER

                              /s/ MARC DUCHESNE
                              ___________________________________
                              By:  MARC DUCHESNE



     CARL VON WASSERMAN personally came and appeared before me witness, the below signed and sealed for the jurisdiction Zuggenaftman, CARL VON WASSERMAN being a named party in the above and foregoing instruments of writing, who acknowledged to me that he signed and delivered the above foregoing instrument of writing on the day and in the year and for the purposes therein mentioned.

     GIVEN under my hand and official seal in Switzerland of office on this the 12th day of September, 2002.